Exhibit 99.1

Biovest International Completes Restructuring and Emerges from Reorganization with Dr. Carlos F. Santos Appointed as CEO
-    With balance sheet significantly strengthened, Company positioned to pursue European approval for personalized cancer vaccine

TAMPA, FL and MINNEAPOLIS, MN – July 15, 2013 – Biovest International, Inc., a pioneer in the development of personalized cancer vaccines, today reported that the Company has successfully emerged from Chapter 11 reorganization, formally completing its restructuring and recapitalization strategy with its Plan of Reorganization becoming effective on July 9, 2013.  Biovest also announced that Carlos F. Santos, Ph.D. has been promoted to serve as its new Chief Executive Officer.  Dr. Santos will lead the Company’s efforts to transition from the clinical-stage to the commercial-stage.  With Biovest’s balance sheet significantly strengthened and virtually debt-free, the Company believes it is well-positioned to continue advancing its global regulatory strategy for BiovaxID™, including seeking European marketing approval, as well as supporting the development of its pipeline of patient-specific cancer vaccines.

“Biovest’s active immunotherapy platform heralds a new era in truly personalized immunotherapy.  Clinical trials have shown that our personalized cancer vaccine, BiovaxID, increases the duration of cancer remission in patients treated following chemotherapy.  Once approved, this vaccine will offer patients with lymphoma who are in remission a means to guard against the return of cancer,” stated Dr. Santos.  “I am very proud and excited to take the role of CEO in leading our highly talented and capable team into the approval stage for BiovaxID.”

Biovest’s former CEO, Samuel S. Duffey, Esq., will lead a new Biovest-owned subsidiary to be formed to create special opportunities based on the Company’s proprietary biomanufacturing technology and to advance innovative anti-viral and anti-cancer new product development.

“We are extremely grateful for all of Mr. Duffey’s efforts to date on behalf of Biovest and are very excited that he has agreed to continue his involvement with the Company,” stated Dr. Santos.

In other organizational changes related to the Board of Directors, Biovest announced that current Director, Ronald E. Osman, Esq., was elected Chairman of the Board and Eugene Grin was elected as a new addition to the Board.  Mr. Grin is a principal of Valens Capital Management, LLC, a registered investment advisor based out of New York, which manages multiple private investment vehicles.

Biovest Reorganization Summary
As a reorganized entity, Biovest’s balance sheet is significantly strengthened with the elimination of approximately $48.5 million in debt, which has been converted into new shares of the Company’s common stock and represents all of the Company’s new common stock outstanding post-reorganization.  These new shares are being issued to the secured and unsecured creditors.  Additionally, shares of common stock, warrants and options that were outstanding prior to the effective date of Biovest’s Plan of Reorganization have been cancelled and have ceased to trade or be recognized as an ownership interest in the Company.  Biovest is registered with the SEC and continues to file Exchange Act reports.

For more information and to review Biovest’s Plan of Reorganization, please reference the report provided on Form 8-K filed with the SEC on July 15, 2013, which is available at www.sec.gov or at Biovest’s corporate website.

About Biovest International, Inc.
Biovest International, Inc. develops active immunotherapies (cancer vaccines) which treat and diminish the aggressiveness of B-cell non-Hodgkin’s lymphoma, a cancer of the immune system.  The Company’s lead personalized cancer vaccine product candidate, BiovaxID™, has been evaluated in three clinical trials conducted in collaboration with the U.S. National Cancer Institute (NCI) demonstrating that BiovaxID increases the duration of cancer remission following chemotherapy and induces immune responses which correlate highly with long-term survival.  Biovest is currently in the process of pursuing European and Canadian marketing approvals for BiovaxID.

Biovest International, Inc. Corporate Contact:
Douglas Calder, Vice President, Strategic Planning & Capital Markets
Phone: (813) 864-2558 / Email:  dwcalder@biovest.com

For further information, please visit:  http://www.Biovest.com

Forward-Looking Statements:
Statements in this press release that are not strictly historical in nature constitute "forward-looking statements.”  Such statements include, but are not limited to, statements about Biovest and its petition in Chapter 11 reorganization and proposed Plan of Reorganization, product candidate, BiovaxID™ and any other statements relating to products, product candidates, product development programs, the FDA, the EMA, Health Canada or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process.  Such statements may include, without limitation, statements with respect to the Company's plans, objectives, expectations and intentions, and other statements identified by words such as “proposed”, “proposes”, “seeking”, "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," or similar expressions. In particular (and without limitation), statements regarding the timing of anticipated filing of a Marketing Authorization Application for BiovaxID with the EMA or a New Drug Submission for BiovaxID with Health Canada, pre-filing meetings with the FDA or other jurisdictions and/or commercial plans reflect current expectations but are subject to inherent risks of delay in compilation and finalization of all components of the licensing application. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.  The product names used in this statement are for identification purposes only.  All trademarks and registered trademarks are the property of their respective owners.